Exhibit (99)

Contact:

Dustee Jenkins, Target Public Relations, 612-696-3400

John Hulbert, Target Investor Relations, 612-761-6627

Statement from Target’s Board of Directors

MINNEAPOLIS (May 5, 2014) – Target’s board of directors issued the following statement today:

“Today we are announcing that, after extensive discussions, the board and Gregg Steinhafel have decided that now is the right time for new leadership at Target. Effective immediately, Gregg will step down from his positions as Chairman of the Target board of directors, president and CEO.  John Mulligan, Target’s chief financial officer, has been appointed as interim president and chief executive officer. Roxanne S. Austin, a current member of Target’s board of directors, has been appointed as interim non-executive chair of the board. Both will serve in their roles until permanent replacements are named. We have asked Gregg Steinhafel to serve in an advisory capacity during this transition and he has graciously agreed.

The board is deeply grateful to Gregg for his significant contributions and outstanding service throughout his notable 35-year career with the company. We believe his passion for the team and relentless focus on the guest have established Target as a leader in the retail industry.  Gregg has created a culture that fosters innovation and supports the development of new ideas. Under his leadership, the company has not only enhanced its ability to execute, but has broadened its strategic horizons. He also led the company through unprecedented challenges, navigating the financial recession, reacting to challenges with Target’s expansion into Canada, and successfully defending the company through a high-profile proxy battle.

Most recently, Gregg led the response to Target’s 2013 data breach. He held himself personally accountable and pledged that Target would emerge a better company. We are grateful to him for his tireless leadership and will always consider him a member of the Target family.

The board will continue to be actively engaged with the leadership team to drive Target’s future success and will manage the transition.  In addition to the appointments of the exceptional leaders noted above, we have also retained Korn Ferry to advise the board on a comprehensive CEO search.

The board is confident in the future of this company and views this transition as an opportunity to drive Target’s business forward and accelerate the company’s transformation efforts.”

About Target

Minneapolis-based Target Corporation (NYSE: TGT) serves guests at 1,916 stores – 1,789 in the United States and 127 in Canada – and at Target.com. Since 1946, Target has given 5 percent of its profit through community grants and programs; today, that giving equals more than $4 million a week. For more information about Target’s commitment to corporate responsibility, visit target.com/corporateresponsibility.

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